Exhibit 10.40

CONFIDENTIAL

November 6, 2018

Ronald P. Erickson
Founder and Chairman

Phillip A. Bosua
CEO
Know Labs, Inc.
500 Union Street, Suite 810
Seattle, WA 98101

Dear Ron and Phil:

We are pleased to submit the following agreement with respect to certain financing transactions, strategic corporate transactions and other activities described herein by and for Know Labs, Inc. and its consolidated subsidiaries (the “Company”).

Boustead Securities, LLC (“Boustead”) is pleased to act as exclusive financial advisor to the Company, subject to the terms and conditions outlined below, in connection with the Company’s intention to pursue the activities described in Section 2 below. The exclusive best efforts, engagement outlined in this letter has the objective of providing growth capital for the Company’s future expansion and IP development plans.

This letter agreement (“Agreement”) states certain conditions and assumptions upon which the proposed services by Boustead will be based. The final terms of any transaction will be dictated by investor interest, market conditions and the financial performance of the Company and its consolidated subsidiaries.

This Agreement will confirm the understanding and agreement between Boustead and the Company as follows:

1.
Advisory Services: Boustead will provide advisory services to the Company in the areas of strategic corporate development, financing and/or capital placement transactions. Boustead will also introduce strategic corporate investors / partners to the Company as appropriate during the normal course of business and act as coordinator for all activities within its purview. It is also understood that Boustead is acting as an advisor only, and shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company’s express written consent.

Boustead Securities, LLC	Direct phone:	+1 310 383 7874
6 Venture, Suite 265	Email:	pete@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com

Boustead will serve as exclusive financial advisor to the Company to:

(a)
Secure financing on a best efforts basis, related to the sale of up to USD$5,000,000, or more at the discretion of the Company, of the Company’s securities (the “Financing”) based upon reasonably acceptable terms from qualified investors. The Financing will be completed pursuant to a securities purchase agreement and other customary documents containing terms and conditions that are customary for a financing of the proposed size and nature.

2.
Fees and Expenses: In connection with the services to be rendered hereunder, the Company agrees to pay Boustead the following fees and expenses:

a)
Success Fees:

Financing: For any equity investment into the Company, including preferred stock, common stock, convertible debentures, convertible debt, subordinated debt with warrants or any other securities convertible into common or preferred stock, or any other form of debt instrument involving any other form of equity participation, Boustead shall receive upon closing: (i) a success fee, payable in cash, equal to eight percent (8%) of the gross amount to be disbursed to the Company from such equity closing, plus (ii) placement agent warrants in the same equity as issued by the Company equal to eight percent (8%) of the gross issuance of securities by the Company from such equity closing. Any shares of stock issued to Boustead hereunder shall be subject to the rights, restrictions and obligations set forth in the Company’s stock purchase and investor rights agreements.

For any equity investment into the Company, including preferred stock, common stock, convertible debentures, convertible debt, subordinated debt with warrants or any other securities convertible into common or preferred stock, or any other form of debt instrument involving any other form of equity participation from any accredited investor introduced by Ronald Erickson or Philip Bosua (the “Company Investors”), Boustead shall receive upon closing: (i) a success fee, payable in cash, equal to two percent (2%) of the gross amount to be disbursed to the Company from such equity closing, plus (ii) placement agent warrants in the same equity as issued by the Company equal to two percent (2%) of the gross issuance of securities by the Company from such equity closing. Any shares of stock issued to Boustead hereunder shall be subject to the rights, restrictions and obligations set forth in the Company’s stock purchase and investor rights agreements.

Payment of Success Fees:

(i)
Cash Fee: The cash portion of the Success Fee will be due and payable upon the closing of each Financing as the case may be and will be payable directly to Boustead from the escrow or clearing account established for such closing or in such other manner as may be acceptable to Boustead. Immediately prior to closing of a Financing, the Company will sign a payment authorization letter, in a form to be prepared at the sole discretion of Boustead, irrevocably instructing the Escrow or Closing Agent to deduct the Success Fees due to Boustead from the Financing and remit those Success Fees directly to Boustead.

(ii)
Warrants: The Boustead Warrants will be due and payable upon the closing of each Financing and issued to Boustead in conjunction with the issuance of the other securities pursuant to the Financing. The Boustead Warrants will have a five (5) year term (or such longer term as is provided in any warrants issued in the Financing) and will provide for cashless exercise (even if the Investors do not have such a right). The shares underlying the Boustead Warrants will be included in the first registration statement filed by the Company covering the securities issued in the Financing (or securities issuable upon conversion or exercise thereof). The Boustead Warrants will be transferable within Boustead’s organization, at Boustead’s discretion. The Boustead Warrants will contain such other terms and conditions no less favorable to Boustead than the term and conditions of any warrants, if any, issued to the Investors in the Financing, including any callable provisions.

b)
Expenses: The Company also agrees to reimburse Boustead, at the close of the Financing upon presentation of an invoice, for all of its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) in connection with the performance of its services hereunder. Any expense exceeding USD$1,500 shall be pre-approved in writing by the Company. In the event the any fee becomes delinquent, Boustead employs the same prudent collection procedures as other businesses and, if it becomes necessary to file suit or to engage a collection agency for the collection of any fees and/or expenses, the Company shall pay all related costs and expenses of such collection efforts, including reasonable attorney fees.

c)
Advisory Fee: Upon execution of this Agreement and presentation of an invoice, the Company shall pay Boustead an Advisory Fee of USD$25,000 which amount shall be deducted from the cash fee at closing of the contemplated financing.

3.
Indemnification: The Company agrees to indemnify Boustead as set forth in Schedule A annexed hereto and made a part hereof.

4.
Successors: This Agreement shall be binding upon any and all successors and assigns of the Company (including any entity surviving any merger to which the Company is a party). Boustead shall be permitted to assign its rights or delegate its obligations hereunder by operation of law, including as a result of the partial or total merger or consolidation of Boustead with another entity.

5.
Term: The term of this Agreement (the “Engagement Period”) will expire upon the earlier to occur of (i) six (6) months from the date Boustead receives an executed copy of this Agreement from the Company or (ii) the mutual written agreement of the Company and Boustead, or (iii) the closing of the Financing. The Engagement Period may be extended for additional six (6) month periods under the same terms and conditions as described herein by mutual written agreement of the Company and Boustead. In addition, Boustead shall be entitled to a success fee(s), as defined above, if the Company completes a Financing with any party who has made an investment in the Company during Boustead’s engagement hereunder (collectively, the “Identified Party (ies)”) during the twelve (12) month period following the termination of this Agreement.

6.
Governing Law; Dispute Resolution: This Agreement shall be deemed to have been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Agreement (an "Arbitrable Dispute") shall be settled by arbitration in accordance with the Financial Industry Regulation Authority (“FINRA”) as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be Orange County, California. Following thirty (30) days’ notice by any party of intention to invoke arbitration, any Arbitrable Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree.

7.
USA Patriot Act: Boustead is committed to complying with U.S. statutory and regulatory requirements designed to combat money laundering and terrorist financing. The USA Patriot Act requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures.

8.
Confidentiality: All non-public information concerning the Company and its subsidiaries which is given to Boustead will be used by Boustead solely in the course of the performance of its services hereunder and will be treated confidentially by Boustead and any retained advisors and agents for as long as such information remains non-public. Except as otherwise required by law, Boustead will not use such information or disclose such information to a third party, other than its Representatives (as herein defined) who have a need to know such information in connection with the transaction contemplated by this Agreement and who agree to keep such information confidential.

This Agreement is for confidential use of the Company and Boustead only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by Boustead and the Company.

9.
Access to Information: In connection with Boustead activities on the Company’s behalf, the Company agrees that it will furnish Boustead with all information concerning the Company and the Financing that Boustead reasonably deems appropriate and that the Company will provide Boustead with reasonable access to its officers, accountants, attorneys and other professional advisors. The Company represents that all information made available to Boustead will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, Boustead will be utilizing and relying on the information without independent verification thereof or independent appraisal of any of the Company’s assets.

Disclosure: During the Engagement Period and for sixty (60) days thereafter, the Company agrees not to issue any press releases or communications to the public relating to the Financing without Boustead prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction and/or financing was arranged by Boustead, unless we mutually agree otherwise or unless otherwise required by law. The Company further agrees that Boustead may, at its own expense, publicize its services to the Company hereunder, including, without limitation, issuing press releases, placing advertisements and referring to the Financing on Boustead website.

10.
Modification: This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

Please confirm that the foregoing is in accordance with our understanding by signing and returning one copy of this Agreement to Boustead to indicate the Company’s acceptance of the terms set forth herein.

Very truly yours,

Accepted as of the date first above written:

Know Labs, Inc.

By:	/s/ Ronald P. Erickson
Name:	Ronald P. Erickson
Title:	Founder and Chairman	Boustead Securities, LLC

By:	/s/ Phillip A. Bosua
Name:	Phillip A. Bosua
Title:	CEO	By:	/s/ Keith Moore
Keith Moore
CEO

		By:	/s/ Peter Conley
Peter Conley
Managing Director
Head of IP Banking

Schedule A

The Company agrees that it shall indemnify and hold harmless, Boustead Securities, LLC (“BSL”), its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or BSL's performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from BSL's gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and BSL on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and BSL on the other, but also the relative fault of the Company and BSL; provided, however, in no event shall the aggregate contribution of BSL and/or any Indemnified Party be in excess of the net compensation actually received by BSL and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of BSL's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.